                                                                  EXHIBIT 99(b)


                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of October 29, 1997, by and between LIFE BANCORP, INC. ("Life"), a Virginia corporation ("Issuer"), and BB&T CORPORATION, a North Carolina corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Reorganization, dated this date (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into BB&T Financial Corporation-Virginia ("BB&T Financial"), a wholly owned Subsidiary of Grantee, with the result that Issuer will become a wholly owned subsidiary of Grantee; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,959,668 shares, as adjusted as set forth herein (the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares), of common stock of Issuer, $.01 par value per share ("Issuer Common Stock"), at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $24.75.

   3. Exercise of Option.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) subject to clause (E) below, termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 7.1(b) thereof (a "Default Termination")), (C) 12 months after a Default Termination, (D) 12 months after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event and (E) subject to clause (D) above, 12 months after termination of the Merger Agreement pursuant to Section
7.1 (e) thereof; provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act (the "BHC Act"). Subject to compliance with Section 12(h) hereof, the term "Holder" shall mean the holder or holders of the Option from time to time, including initially Grantee. The rights set forth in Section 8 shall terminate when the rights to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

      (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries and other subsidiaries of Issuer), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its Subsidiaries (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Subsidiaries; or

      (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange
     Act), other than a group of which Grantee or any of the Subsidiaries of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

      (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
    Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

      (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including an application or notice filed under the BHC Act, the Bank Merger Act, the Home Owners' Loan Act or the Change in Bank Control Act of
     1978) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "person" shall have the meaning specified in
   Sections 3(a)(9) and 13(d)(3) of the
Exchange Act.

     (d) Notwithstanding the foregoing, the obligation of Life to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate):
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for Life to issue the Option Shares or Holder to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent at Holder's expense, and the Closing shall occur not earlier than three business days nor later than 15 business days following receipt of such Consents (and expiration of any mandatory waiting periods).

   4. Payment and Delivery of Certificates.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a),
(i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND
     PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF        . A
     COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

   5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Issuer.

   6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) Grantee represents that it is acquiring the Option for Grantee's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Grantee represents that it is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Grantee in connection therewith. Grantee represents that neither the Option nor the Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws, and that with respect to any transfer or other disposition proposed to be made in reliance upon an exemption from registration, such transfer or other disposition shall not be made unless Life first receives an opinion of counsel in form and substance reasonably acceptable to it regarding the availability of such exemption.

   7. Adjustment upon Changes in Capitalization, etc.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option and the Purchase Price therefor shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (prior to termination of the Option pursuant to Section 3(a) hereof): (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; (iii) to permit any person, other than Grantee or one of its Subsidiaries, to acquire all of the outstanding shares of Issuer Common Stock pursuant to a statutory share exchange; or (iv) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

      (i) "Acquiring Corporation" shall mean the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), Issuer in a merger in which Issuer is the continuing or surviving person, the corporation that shall acquire all of the outstanding shares of Issuer Common Stock pursuant to a statutory share exchange, or the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

      (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

      (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq Stock Market within the six-month period immediately preceding the agreement; provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation). (If there shall be more than one Grantee, any such selection shall be made by a Grantee Majority.)

      (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause
(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection
(b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 9, 10 and 11 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

   8. Repurchase at the Option of Holder.

     (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:


      (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

      (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

      (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or the consent or approval of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii), 7(b)(iii) or 7(b)(iv), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired actual ownership or control, of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), 7(b)(iii) or 7(b)(iv) shall be consummated.

   9. Registration Rights.

     (a) For a period of 24 months following termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee of the Option Shares ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to cause any such shares not to be so registered (i) if the underwriters in good faith object for a valid business reason, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registration of resales; provided, further, that such election pursuant to clause (i) may be made only one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale.

     (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days in the event that Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

      (i) prior to the occurrence of a Purchase Event;

      (ii) on more than two occasions;

      (iii) more than once during any calendar year;

      (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

      (v) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses, including reasonable fees and expenses of one counsel to the Selling Holders whose Option Shares are being registered, printing expenses, reasonable expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph
(a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

     (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement or omission or alleged omission that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue or alleged untrue statement or omission or alleged omission that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay them, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all Selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, all Selling Holders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

     (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Holders in accordance with and to the extent permitted by any rule or regulation promulgated by the Commission from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide the Selling Holders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. Division of Option. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   12. Miscellaneous.

     (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section
7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules, except to the extent that the federal laws of the United States shall govern.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment; Transfer. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned or transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign or transfer its rights hereunder in whole or in part after the occurrence of a Purchase Event. In the case of any permitted assignment or transfer of the Option, Issuer shall do all things necessary to facilitate the same, and the Holder to whom the Option is assigned or transferred shall make the representations contained in Section 6 hereof (with Holder substituted for Grantee) and shall agree in writing to the terms and conditions hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.



                                        LIFE BANCORP, INC.

                                      By: ------------------------------------


                                         Name: -------------------------------






                                         Title: --------------------------------













                                        BB&T CORPORATION


                                      By: ------------------------------------


                                         Name: -------------------------------






                                         Title: --------------------------------